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                                                                     EXHIBIT 3.2

                         LIBERTY GROUP PUBLISHING, INC.

                    CERTIFICATE OF DESIGNATIONS OF THE POWERS
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                      OPTIONAL AND OTHER SPECIAL RIGHTS OF
                      SERIES B-1 14 3/4% SENIOR REDEEMABLE
                           CUMULATIVE PREFERRED STOCK,
            AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

         Liberty Group Publishing, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the "Board of Directors") or any committee of the Board of Directors (the "Board Committee") by its Amended and Restated Certificate of Incorporation, as amended (the "Amended and Restated Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by unanimous written consent dated as of February 25, 2005, duly approved and adopted the following resolution (the "Resolution"):

         NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board by the Company's Amended and Restated Certificate of Incorporation (as amended, the "Amended and Restated Certificate of Incorporation"), the Board does hereby create, authorize and provide for the issue of Series B-1 14 3/4% Senior Redeemable Cumulative Preferred Stock, par value $0.01 per share, with an initial liquidation preference of $1,000 per share (the "Series B-1 Senior Preferred Stock"), consisting of 500,000 shares, with such series of preferred stock to have the powers, designations and preferences, the relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Amended and Restated Certificate of Incorporation and as set forth below:

1. DESIGNATIONS OF THE COMPANY'S SERIES B-1 14 3/4% SENIOR REDEEMABLE CUMULATIVE PREFERRED STOCK.

         (a)      Designations.

                  There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the "Series B-1 14 3/4% Senior Redeemable Cumulative Preferred Stock". The number of shares constituting such series shall be 500,000 shares of Series B-1 Senior Preferred Stock, consisting of an initial issuance of 114,277 shares of Series B-1 Senior Preferred Stock plus such number of additional shares of Series B-1 Senior Preferred Stock which may be issued, including to pay dividends on the Series B-1 Senior Preferred Stock if the Company is permitted to pay dividends in additional shares of Series B-1 Senior Preferred Stock. The liquidation preference of the Series B-1 Senior Preferred Stock shall be $1,000 per share.

         (b)      Rank.

                  The Series B-1 Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank senior to all classes of common stock of the Company, the Junior Preferred Stock and to each other class of

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         capital stock or series of preferred stock hereafter created by the
         Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B-1 Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to with the common stock and Junior Preferred Stock of the Company as "Junior Securities"). The Series B-1 Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank on a parity with (i) the Series A Senior Preferred Stock, and (ii) any class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks on a parity with the Series B-1 Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (any such class or series of capital stock, together with the Series A Senior Preferred Stock, "Parity Securities"), provided that any such Parity Securities that were not approved by the Holders of Series B-1 Senior Preferred Stock in accordance with paragraph (f)(ii)(A) hereof shall be deemed to be Junior Securities and not Parity Securities. The Series B-1 Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank junior to each class of capital stock or series of preferred stock hereafter created which has been approved by the Holders of Series B-1 Senior Preferred Stock in accordance with paragraph (f)(ii)(B) hereof and which expressly provides that it ranks senior to the Series B-1 Senior Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Company ("Senior Securities").

         (c)      Dividends.

                  (i) Beginning on the Preferred Stock Issue Date, the Holders of the outstanding shares of Series B-1 Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Series B-1 Senior Preferred Stock, at a rate per annum equal to 14 -3/4% of the liquidation preference as of the first day of the applicable Dividend Period (as such liquidation preference may be adjusted from time to time as hereinafter provided) per share of the Series B-1 Senior Preferred Stock, payable quarterly. Dividends on the Series B-1 Senior Preferred Stock shall accrue on a daily basis from the Preferred Stock Issue Date and are cumulative from such date, whether or not the Company has earnings or profits, there are funds legally available for the payment of such dividends, the Company has sufficient cash, or dividends are declared. Accumulated unpaid dividends will similarly accrue and cumulate dividends, payable quarterly as set forth above, at a rate per annum equal to 14 -3/4% of the amount of such accumulated unpaid dividends. Each distribution shall be payable to the Holders of Series B-1 Senior Preferred Stock of record as they appear on the stock books of the Company on such record dates, not less than 10 nor more than 45 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors from time to time. Dividends shall cease to accumulate in respect of shares of the Series B-1 Senior Preferred Stock on the date of their redemption unless the Company shall have failed to pay the relevant redemption price on the date fixed for redemption.

                  (ii) All dividends paid with respect to shares of the Series B-1 Senior Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

                  (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any dividends on shares of the Series B-1 Senior Preferred Stock at any time.

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                  (iv) Dividends on account of arrears for any past Dividend
         Period and dividends in connection with any optional redemption or mandatory redemption pursuant to paragraphs (e)(i) and (ii), respectively, may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of Series B-1 Senior Preferred Stock of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

                  (v) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment of dividends by the Company on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full on the Series B-1 Senior Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Series B-1 Senior Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Series B-1 Senior Preferred Stock and any other Parity Securities shall be declared pro rata based on the relative liquidation preference of the Series B-1 Senior Preferred Stock and such Parity Securities. So long as any shares of the Series B-1 Senior Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options unless full dividends determined in accordance herewith on the Series B-1 Senior Preferred Stock shall have been paid or contemporaneously are declared and paid in full.

                  (vi) (A) Holders of shares of the Series B-1 Senior Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

                       (B) So long as any shares of Series B-1 Senior Preferred
                  Stock are outstanding, the Company shall not (1) declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities (other than the repurchase, redemption or other acquisition or retirement for value of Junior Securities (and any warrants, rights, calls or options exercisable for or convertible into such Junior Securities) held by certain employees of or consultants or advisors to the Company or any of its Subsidiaries, which repurchase, redemption or other acquisition or retirement shall have been approved by a majority of the Board of Directors, provided that such Junior Securities may only be repurchased, redeemed or otherwise acquired or retired either in exchange for Junior Securities or upon the termination, retirement, death or disability of such employee, consultant or advisor), or (2) make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), or (3) permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options, unless in any such case full cumulative dividends determined in accordance herewith have been paid in full in cash on the Series B-1 Senior Preferred Stock (such payment to include the redemption of all shares of Series B-1 Senior Preferred Stock previously issued as payment for dividends) and all other

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                  redemption or repayment obligations in respect of the Series
                  B-1 Senior Preferred Stock have been paid in full in cash.

                  (vii) Dividends payable on shares of the Series B-1 Senior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

         (d)      Liquidation Preference.

                  (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders of shares of Series B-1 Senior Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $1,000 per share of Series B-1 Senior Preferred Stock plus an amount in cash equal to accumulated and unpaid dividends thereon (which shall include dividends accrued on accumulated unpaid dividends as provided in Section 1(c) hereof) to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) (collectively, the "liquidation preference"), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, common stock of the Company. Except as provided in the preceding sentence, Holders of shares of Series B-1 Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Company. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Series B-1 Senior Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Company in accordance with the amounts which would be payable on such distribution if the amount to which the Holders of outstanding shares of Series B-1 Senior Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

                  (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations or other entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Company (unless such sale, conveyance, exchange or transfer is in connection with a liquidation, dissolution or winding up of the business of the Company).

         (e)      Redemption.

                  (i) Optional Redemption.

                           (A) The Company may (subject to contractual and other
                  restrictions with respect thereto, including without limitation, restrictions imposed by the Credit Agreement and the Debenture Indenture, and the legal availability of funds therefor), at the option of the Company, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Series B-1 Senior Preferred Stock, at a redemption price equal to 100% of the liquidation preference per share plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the

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                  Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"); provided that no optional redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made at any time when the Company is making or required to make within the next 30 days, or purchasing shares of Series B-1 Senior Preferred Stock under a Change of Control Offer in accordance with the provisions of paragraph (g) hereof and provided, further, that no optional redemption of only a portion of the then outstanding shares of Series B-1 Senior Preferred Stock shall be authorized or made at any time when full cumulative dividends on the Series B-1 Senior Preferred Stock for all past Dividend Periods have not been declared and paid in full.

                           (B) In the event of a redemption pursuant to
                  paragraph (e)(i)(A) hereof of only a portion of the then outstanding shares of the Series B-1 Senior Preferred Stock, the Company shall effect such redemption as it determines, pro rata according to the number of shares held by each Holder of Series B-1 Senior Preferred Stock or by lot, as may be determined by the Company in its sole discretion.

                  (ii) Mandatory Redemption. On February 28, 2013, the Company shall redeem, subject to contractual and other restrictions with respect thereto, including without limitation, restrictions imposed by the Credit Agreement and the Debenture Indenture, from any source of funds legally available therefor, in the manner provided in paragraph
         (e)(iii) hereof, all of the shares of the Series B-1 Senior Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

                  (iii) Procedures for Redemption.

                           (A) At least 15 days and not more than 60 days prior
                  to the date fixed for any redemption of the Series B-1 Senior Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of Series B-1 Senior Preferred Stock of record on the record date fixed for such redemption of the Series B-1 Senior Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B-1 Senior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state: (1) whether the redemption is pursuant to paragraph (e)(i) or
                  (e)(ii) hereof; (2) the Optional Redemption Price or the Mandatory Redemption Price, as the case may be; (3) whether all or less than all the outstanding shares of the Series B-1 Senior Preferred Stock are to be redeemed and the total number of shares of the Series B-1 Senior Preferred Stock being redeemed; (4) the number of shares of Series B-1 Senior Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem; (5) the date fixed for redemption; (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Series B-1 Senior Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his certificate or certificates representing the shares of Series B-1 Senior Preferred Stock to be redeemed; and (7) that dividends on the shares of the Series B-1 Senior Preferred Stock to be redeemed shall

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                  cease to accrue on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price or the Mandatory Redemption Price, as the case may be.

                           (B) Each Holder of Series B-1 Senior Preferred Stock
                  shall surrender the certificate or certificates representing such shares of Series B-1 Senior Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (C) Unless the Company defaults in the payment in
                  full of the applicable redemption price, dividends on the Series B-1 Senior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

         (f)      Voting Rights.

                  (i) The Holders of shares of the Series B-1 Senior Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii) and (iii) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

                  (ii) (A) So long as any shares of the Series B-1 Senior Preferred Stock are outstanding, the Company shall not authorize any class of Parity Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series B-1 Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, except that without the approval of Holders of Series B-1 Senior Preferred Stock, the Company may authorize and issue shares of Parity Securities in exchange for, or the proceeds of which are used to redeem or repurchase, any or all shares of Series B-1 Senior Preferred Stock then outstanding, provided that, in the case of Parity Securities issued in exchange for, or the proceeds of which are used to redeem or repurchase, less than all shares of Series B-1 Senior Preferred Stock then outstanding, (1) the aggregate liquidation preference of such Parity Securities shall not exceed the aggregate liquidation preference of, premium and accrued and unpaid dividends on, and expenses in connection with the refinancing of, the Series B-1 Senior Preferred Stock so exchanged, redeemed or repurchased, (2) such Parity Securities shall not be Disqualified Capital Stock and (3) the Company may pay dividends on such Parity Securities in the form of cash or such Parity Securities.

                           (B) So long as any shares of the Series B-1 Senior
                  Preferred Stock are outstanding, the Company shall not authorize any class of Senior Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series B-1 Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

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                           (C) So long as any shares of the Series B-1 Senior
                  Preferred Stock are outstanding, the Company shall not amend this Section 1 so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Series B-1 Senior Preferred Stock or to authorize the issuance of any additional shares of Series B-1 Senior Preferred Stock (other than in payment of dividends on the Series B-1 Senior Preferred Stock) without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series B-1 Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting. The affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series B-1 Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, whether voting in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, may waive compliance with any provision of this
                  Section 1.

                           (D) Except as set forth in paragraphs (f)(ii)(A) and
                  (f)(ii)(B) above, (1) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities, or (2) the increase or decrease in the amount of authorized capital stock of any class, including Series A Senior Preferred Stock, Series B-1 Senior Preferred Stock, Junior Preferred Stock or any other series of preferred stock, shall not require the consent of Holders of Series B-1 Senior Preferred Stock and shall not, unless not complying with paragraphs (f)(ii)(A) and (f)(ii)(B) above, be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Series B-1 Senior Preferred Stock.

                  (iii) In any case in which the Holders of shares of the Series B-1 Senior Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of shares of the Series B-1 Senior Preferred Stock shall be entitled to one vote for each share of Series B-1 Senior Preferred Stock held and, except as otherwise required by Delaware law, in the event of such a vote, the Holders of the Series B-1 Senior Preferred Stock and the holders of the Series A Senior Preferred Stock shall vote together as a single class.

         (g)      Change of Control Offer.

         Subject to contractual and other restrictions with respect thereto, including without limitation, restrictions imposed by the Credit Agreement and the Debenture Indenture, upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to each Holder of Series B-1 Senior Preferred Stock to repurchase any or all of such Holder's shares of Series B-1 Senior Preferred Stock at a purchase price in cash equal to 100% of the aggregate liquidation preference thereof plus accumulated and unpaid dividends thereon, if any, to the date of repurchase (the "Change of Control Payment").

                           (A) Within 30 days following any Change of Control,
                  the Company shall mail a notice to each Holder of Series B-1 Senior Preferred Stock stating: (1) that the Change of Control Offer is being made pursuant to this paragraph (g) and that all shares of Series B-1 Senior Preferred Stock tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no sooner than 30 nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any shares not tendered will continue to accumulate dividends; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all shares of Series B-1 Senior Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;
                  (5)

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                  that Holders electing to have any shares of Series B-1 Senior
                  Preferred Stock repurchased pursuant to a Change of Control Offer will be required to surrender such shares, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the shares of Series B-1 Senior Preferred Stock, completed, or transfer by book-entry transfer, to the Company or its transfer agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Company or the transfer agent, as the case may be, receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Series B-1 Senior Preferred Stock delivered for repurchase, and a statement that such Holder is withdrawing his election to have such shares repurchased; and
                  (7) that Holders whose shares of Series B-1 Senior Preferred Stock are being repurchased only in part will be issued new shares of Series B-1 Senior Preferred Stock equal in liquidation preference to the unpurchased portion of the shares of Series B-1 Senior Preferred Stock surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to $1,000 in liquidation preference or an integral multiple thereof.

                           (B) On the Change of Control Payment Date, the
                  Company shall, to the extent lawful, (1) accept for payment all shares of Series B-1 Senior Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Company or its transfer agent an amount equal to the Change of Control Payment in respect of all shares of Series B-1 Senior Preferred Stock or portions thereof so tendered, and (3) deliver or cause to be delivered to the transfer agent the shares of Series B-1 Senior Preferred Stock so accepted together with an Officers' Certificate stating the aggregate liquidation preference of such Series B-1 Senior Preferred Stock or portions thereof being repurchased by the Company. The Company or its transfer agent, as the case may be, shall promptly mail to each Holder of shares of Series B-1 Senior Preferred Stock so tendered the Change of Control Payment for such shares or portions thereof. The Company shall promptly issue a certificate representing shares of Series B-1 Senior Preferred Stock and mail (or cause to be transferred by book entry) to each Holder a new certificate representing shares of Series B-1 Senior Preferred Stock equal in liquidation preference to any unpurchased portion of such shares surrendered by such Holder, if any; provided, that each such certificate shall have a liquidation preference of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

                           (C) The Company shall comply with the requirements of
                  Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of shares of Series B-1 Senior Preferred Stock in connection with a Change of Control.

                           (D) The Company's obligations with respect to a
                  Change of Control Offer shall be satisfied to the extent actually performed by a third party in accordance with the terms of this paragraph (g).

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         (h)      Conversion or Exchange.

                  The Holders of shares of Series B-1 Senior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

         (i)      Preemptive Rights.

                  No shares of Series B-1 Senior Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

         (j)      Reissuance of Series B-1 Senior Preferred Stock.

                  Shares of Series B-1 Senior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company (including without limitation as Series B-1 Senior Preferred Stock).

         (k)      Business Day.

                  If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         (l)      Subordination.

                  (i) Agreement to Subordinate.

                  Any and all payments and distributions at anytime declared or due on account of the Series B-1 Senior Preferred Stock, including, without limitation, dividend, redemption and change of control payments, ("Preferred Stock Payments") shall be subordinated in right of payment to the payment in full in cash or cash equivalents of all Senior Indebtedness whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed, and that such subordination is for the benefit of the holders of Senior Indebtedness. For purposes of this paragraph (l), the term "Senior Indebtedness" means (a) indebtedness of the Company arising under the Credit Agreement and (b) the Discount Debentures.

                  (ii) Relative Rights.

                  Upon any distribution of assets of the Company, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, the holders of all Senior Indebtedness shall be entitled to receive payment on such Senior Indebtedness in full in cash or cash equivalents before the holders of Series B-1 Senior Preferred Stock shall be entitled to receive any Preferred Stock Payments. No payment (by set-off or otherwise) may be made by or on behalf of the Company with respect to Preferred Stock Payments for cash or property, (x) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration or otherwise, unless and until all principal of, premium, if any, and the interest on and fees in respect of such Senior Indebtedness are paid in full in cash or cash equivalents, (y) when such payment is prohibited by the indenture or credit agreement relating to the Senior Indebtedness and (z) in the event of default in the payment of any principal of, premium, if any, or interest on and fees in respect of Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

                  (iii) When Amounts Must be Paid Over.

                  In the event that, notwithstanding the other provisions of this Certificate of Designations, a Holder receives any Preferred Stock Payment at a time when such Holder has actual knowledge that such payment or distribution is prohibited by this paragraph (l) or the indenture or credit agreement relating to the Senior Indebtedness, such Preferred Stock Payment shall be held by the Holders in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Indebtedness remaining unpaid or unprovided for, or to the trustee or trustees under the indenture relating to the Senior Indebtedness, ratably according to aggregate principal amounts remaining unpaid on account of such Senior Indebtedness held or represented by such, for application to the payment of all obligations with respect to Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such obligations in full in cash or cash equivalents in accordance with their terms, after giving effect to any concurrent payment or distribution to or for holders of Senior Indebtedness.

         (m)      Definitions and Interpretation.

                  (i) Definitions.

                  As used in this Section 1, the following terms shall have the following meanings, unless the context otherwise requires:

                  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, that, with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

                  "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Preferred Stock Issue Date), whether or not applicable.

                  "Board of Directors" means the Board of Directors of the Company.

                  "Business" means the business the assets of which were (or are to be) purchased pursuant to the Asset Purchase Agreement (on a collective basis).

                  "Business Day" means any day other than a Legal Holiday.

                  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

                  "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

                  "Cash Equivalent" means (a) securities issued or directly and fully guaranteed or insured by the United States government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition thereof; (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof of any domestic commercial bank, the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by either Standard & Poor's Ratings Group or Moody's Investors Service, Inc. and having capital and surplus in excess of $500,000,000; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank meeting the qualifications specified in clause (c) above; (e) commercial paper rated at the time of acquisition thereof at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or P-2 or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and (f) interests in any investment company which invests solely in instruments of the type specified in clauses (a) through (e) above.

                  "Certificate of Incorporation" means the Company's Certificate of Incorporation.

                  "Change of Control" (i) any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any Excluded Person or Excluded Persons, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group," other than any Excluded Person or Excluded Persons, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable, of the transferee(s) or surviving entity or entities or (iii) during any period of 12 consecutive months after the Preferred Stock Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together, in each case, with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by

         LGP or a Related Party of LGP or by the Excluded Persons or by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office, as applicable.

                  "Company" means this corporation.

                  "consolidated" means, with respect to the Company, the consolidated accounts of its Subsidiaries with those of the Company, all in accordance with GAAP; provided that "consolidated" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company.

                  "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

                  "Credit Agreement" means the one or more credit agreements (including, without limitation, the Credit Agreement dated as of January 27, 1998 by and among Liberty Group Operating, Inc., Liberty Group Publishing, Inc., Citicorp USA, Inc., as administrative agent and the other parties named therein) entered into by and among the Company, certain of its subsidiaries (if any) and certain financial institutions, which provide for in the aggregate one or more term loans and/or revolving credit and letter of credit facilities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any such credit agreement and all refundings, refinancings and replacements of any such credit agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

                  "Debenture Indenture" means the Indenture, pursuant to which the Discount Debentures will be issued.

                  "Default Event" means any of the following events: (1) any time when the Company fails to make a mandatory redemption of the Series B-1 Senior Preferred Stock when required (whether or not any contractual or other restrictions apply to such redemption) pursuant to paragraph (e)(ii) hereof; or (2) any time when the Company fails to make an offer to repurchase all of the outstanding shares of Series B-1 Senior Preferred Stock following a Change of Control, if such offer to repurchase is required to be made pursuant to paragraph (g)(i) hereof (whether or not any contractual or other restrictions apply to such redemption).

                  "Discount Debentures" means the 11 5/8% Senior Discount Debentures due 2009 of the Company to be issued pursuant to the Debenture Indenture.

                  "Disqualified Capital Stock" means (a) except as set forth in
         (b), with respect to any person, any Equity Interest of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Discount Debentures and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of the Company), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions and preferred equity owned by the Company or one of its Subsidiaries.

                  "Dividend Payment Date" means February 1, May 1, August 1 and November 1 of each year.

                  "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

                  "Equity Interest" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such Person.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Excluded Person" means GEI and its Related Parties.

                  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Preferred Stock Issue Date.

                  "GEI" means Green Equity Investors II, L.P.

                  "Holder" means a Person in whose name a share of Series B-1 Senior Preferred Stock is registered.

                  "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such person in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors; (b) all liabilities and obligations, contingent or otherwise, of such person
         (i) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (ii) relating to any Capitalized Lease Obligation, or (iii) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (c) all net obligations of such person under Interest Swap and Hedging Obligations;
         (d) all liabilities and obligations of others of the kind described in the preceding clauses (a), (b) or (c) that such person has guaranteed or that is otherwise its legal liability or which are secured by one or more Liens on any assets or property of such Person; provided that if the liabilities or obligations which are secured by a Lien have not been assumed in full by such Person or are not such Person's legal liability in full, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien; (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and (f) all Disqualified Capital Stock of such person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

                  "Initial Dividend Period" means the dividend period commencing on the Preferred Stock Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

                  "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

                  "Junior Preferred Stock" means the Company's Series B 10% Junior Redeemable Cumulative Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share, consisting of 250,000 shares.

                  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the Company's principal place of business, the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

                  "LGP" means Leonard Green & Partners, L.P.

                  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

                  "obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

                  "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

                  "Preferred Stock Issue Date" means the date on which the Series B-1 Senior Preferred Stock is originally issued by the Company under this Section 1.

                  "Quarterly Dividend Period" shall mean the quarterly period commencing on each February 1, May 1, August 1 and November 1 and ending on the day before the following Dividend Payment Date.

                  "Redemption Date" with respect to any shares of Series B-1 Senior Preferred Stock, means the date on which such shares of Series B-1 Senior Preferred Stock are redeemed by the Company.

                  "Related Business" means the business conducted (or proposed to be conducted, including the activities referred to as being contemplated by the Company, as described or referred to in this Offering Memorandum) by the Company as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are reasonably related businesses, including reasonably related extensions thereof.

                  "Related Party" means any partnership or corporation which is managed by or controlled by LGP or any Affiliate thereof.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Series A Senior Preferred Stock" means the Company's Series A 14 3/4% Senior Redeemable Exchangeable Cumulative Preferred Stock, par value $0.01 per share, with a liquidation preference of $25 per share, consisting of 20,500,00 shares.

                  "Series B-1 Senior Preferred Stock" means the Company's Series B-1 14 3/4% Senior Redeemable Cumulative Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share, consisting of 500,000 shares.

                  "Senior Subordinated Notes" means the 9 3/8% Senior Subordinated Notes due 2008 of Liberty Group Operating, Inc., a subsidiary of the Company.

                  "Stated Maturity," when used with respect to any Discount Debenture, means February 1, 2009.

                  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50.0% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

                  "Unrestricted Subsidiary" means any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); provided, that (i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business and (ii) neither immediately prior thereto nor after giving pro forma effect to such designation would there exist a Default Event. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided that no Default Event is existing or will occur as a consequence thereof. Each such designation shall be evidenced by delivering to the Holders a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

                  (ii) Interpretation. For the purposes of this Certificate of
         Designations: (x) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires and (y) the word "including" and words of similar import shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified.

         (n)      Transfer Restrictions.

                  If certificated, the certificates evidencing shares of Series B-1 Senior Preferred Stock shall, until the second anniversary of the date of original issuance of such shares, unless otherwise agreed by the Company and the holders of any such certificates, bear a legend substantially to the following effect:

                  "The Series B-1 Senior Preferred Stock evidenced hereby was originally issued in a transaction exempt from registration under Section 5 of the United States Securities Act of 1933, as amended (the "Securities Act"), and the Series B-1 Senior Preferred Stock evidenced hereby may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom. The holder of the Series B-1 Senior Preferred Stock evidenced hereby agrees for the benefit of the Company that (A) such Series B-1 Senior Preferred Stock may be offered, resold, pledged or otherwise transferred pursuant to an effective registration statement or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction and (B) the holder will, and each subsequent holder is required to, notify any purchaser from it of the Series B-1 Senior Preferred Stock evidenced hereby of the resale restrictions set forth in (A) above."

                  The shares of Series B-1 Senior Preferred Stock not otherwise registered pursuant to an effective registration statement under the Securities Act shall be subject to the restrictions on transfer set forth in the legend referred to above until the second anniversary of the date of original issuance of such shares of Series B-1 Senior Preferred Stock.

         IN WITNESS WHEREOF, Liberty Group Publishing, Inc. has caused this Certificate to be executed this 25th day of February, 2005.

                              LIBERTY GROUP PUBLISHING, INC.

                              By: /s/ Kenneth L. Serota
                                  --------------------------------
                                  Name: Kenneth L. Serota
                                  Title: President, Chief Executive Officer and
                                         Chairman of the Board of Directors